UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

HANCOCK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	001-36872	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hancock Plaza 2510 14th Street Gulfport, Mississippi	39501
(Address of principal executive offices)	(Zip Code)

(228) 868-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2015, Hancock Holding Company (“Hancock”) entered into a Credit Agreement (the “Credit Agreement”), with U.S. Bank National Association (“U.S. Bank”), as lender and administrative agent. The Credit Agreement provides for a $125.0 million term loan (the “Term Loan”).

The Term Loan is in the principal amount of $125.0 million, the net proceeds of which were used primarily to refinance $123.8 million in aggregate principal amount of indebtedness under a term note scheduled to mature on December 21, 2015, with a residual amount of approximately $400,000 being added to company cash for general corporate purposes.

Under the Credit Agreement, interest will be assessed using either the Eurocurrency Base Rate (as defined in the Credit Agreement) or the Base Rate (as defined in the Credit Agreement) plus an applicable margin of 1.50% for Eurocurrency Base Rate loans and 0.50% per annum for Base Rate loans.

The events of default under the Credit Agreement include failure to timely pay amounts due, non-compliance with covenants, material breaches of representations, insolvency, a change of control of Hancock, certain adverse regulatory events and other events of default customary for this type of indebtedness. During an event of default, the Term Loan will become immediately due either automatically or at the option of the administrative agent or any lender.

The full text of the Credit Agreement is filed as Exhibit 10.1 to this Current Report, and is incorporated into this Item 1.01 by reference. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit

The exhibit to this current report on Form 8-K is provided in the Exhibit Index, which appears at the end of this report, and is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

December 23, 2015	/s/ Michael M. Achary
Michael M. Achary
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1*	Credit Agreement, dated December 18, 2015, among Hancock Holding Company, the lenders named therein and U.S. Bank National Association, as administrative agent.

*	Filed herewith